Exhibit 99.1

Investor Contact: Larry P. Kromidas
(618) 258-3206

Media Contact: Valerie A. Peters
(618) 258-2059

 News
Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

Vince J. Smith Elected to Olin’s Board of Directors

CLAYTON, MO, July 28, 2008 – Olin Corporation (NYSE: OLN) announced that Vince J. Smith, 59, was elected by its board of directors to serve on Olin’s board, effective August 21, 2008.

Mr. Smith served as President and Chief Executive Officer of Dow Chemical Canada, a subsidiary of The Dow Chemical Company, from 2001 until his retirement in 2004.  From 1972 to 2000, he held positions of increasing responsibility in engineering, manufacturing and management, including the position of Business Director for Dow’s global chlor alkali assets.  He has an extensive background in the chlor vinyls industry.

Mr. Smith serves on the board of directors of Climate Change Central, a not-for-profit organization based in Alberta, Canada.  Mr. Smith received a Bachelor’s Degree in Chemical Engineering from McMaster University.

Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer, said, “We’re pleased to have Vince’s wealth of experience, particularly in the chlor vinyls industry, available to Olin and look forward to his advice and counsel.”

Olin Corporation is a manufacturer concentrated in two business segments:  Chlor Alkali Products and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

2008 - 16